EXHIBIT 10.2

DISTRIBUTION AGREEMENT

THIS AGREEMENT is dated as of April 12, 2017, by and between Camino Products, LLC A Delaware Limited Liability Company (the “Company”) located at 2075 Hathaway Ave, Westlake Village, CA 91362 and Global Quest Nutrients, LLC a Colorado Limited Liability Company (the “Distributor”) located at _9200 East Mineral Ave. Ste 350, Centennial, CO 80104.

The parties agree as follows:

1. Appointment of Distributor.

1.1 Appointment. The Company hereby appoints the Distributor, and the Distributor accepts such appointment, as a distributor of those products listed on Schedule B attached hereto (the “Products”) in the territory set forth on Schedule A (the “Territory”).

1.2 Sub-distributors. The Distributor shall have the right to appoint any number of sub-distributors within the Territory to sell and distribute the Products, provided that any and all such sub-distributors are identified in writing to the Company and agree to be bound by at least all the restrictions imposed on the Distributor herein, and the rights of such sub-distributors are made expressly subject to the rights of the Distributor hereunder. All sub-distributor candidates must be submitted to the Company for approval prior to the Distributor signing any sub-distributor agreements.

1.3 Product Specifications. The Company will supply Products in accordance with specifications , which the Company will make available to the Distributor upon the Distributor’s request. The Company and the manufacturers (“Manufacturers”) of the Products shall have the right, without the Distributor’s approval or consent, to make any changes, improvements or enhancements (a “Modification”) to the Products which the Company in its sole opinion determines. The Company will promptly notify the Distributor of any Modification and will provide any resulting changes to the Product specifications to Distributor.

1.4 Competitive Products. During the term of this Agreement, the Distributor shall not, either directly or indirectly, develop, produce, promote or distribute products or technology that are similar or competitive to the Products.

2. Clinical and Testing Protocols. All clinical protocols and other test protocols for the Products shall be subject to prior written approval by the Company before testing is undertaken, and the Distributor shall promptly provide the Company with all data and information resulting from such tests or otherwise becoming available to the Distributor during the term hereof.

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3. Orders; Price; Terms.

3.1 Purchase Orders. The Distributor shall order Products from the Company by written purchase orders incorporating all the terms of this Agreement. Distributor’s purchase orders shall provide Company with detailed shipping instructions, specified delivery dates and shipping addresses.

3.2 Product Pricing. The Distributor’s prices for Products are set forth on Schedule B. The Company shall have the right to change such prices and to add or delete Products from Schedule B from time to time upon at least 45 days’ prior written notice to the Distributor.

3.3 Payment Terms. Distributor, upon initiating Purchase Order, will pay Company fifty percent (50%) of all Products ordered and Distributor will pay Company the remaining fifty percent balance upon verification by Company to Distributor that the order is ready to ship. All payments shall be made to the Company by wire transfer of funds to a bank account designated by Company or by any other method of payment approved in advance by Company. Distributor cannot cancel Purchase Orders with Company, or obtain payment refunds from Company for Purchase Orders that Distributor placed with Company or has previously paid to Company. Company will not ship Distributor’s Products without advance payment.

3.4 Inventory Levels. The Distributor will maintain a minimum inventory stocking level of at least sixty (60) days of Product in order to support the on-going purchasing needs of its customers within the Territory.]

4. Duties of the Company.

4.1 Training. The Company will provide to the Distributor initial and ongoing training regarding the Products at such times and locations as the Company deems reasonable. Should the Company or any of its affiliates need to travel to the Territory for training, the Company reserves the right to charge the Distributor for the Company’s out- of-pocket travel expenses.

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4.2 Promotional Materials. To assist the Distributor in its marketing hereunder, the Company shall furnish to the Distributor from time to time with promotional materials, data, brochures, advertising material and photographs with respect to the Products, and with publications, reprints and other relevant Product information (“Promotional Materials”) consistent with the Company’s then existing market support policies, which the Company can change from time to time. At its option, the Company may provide the same to the Distributor in electronic format. Distributor may use such materials solely as provided under this agreement. Distributor shall not alter such materials or use other materials in connection with the marketing and distribution of the Products hereunder without the Company’s prior written approval.

4.3 Technical Materials. Company will provide Distributor with a complete set of technical documents and materials, including but not limited to clinical studies, copies of patents (granted and/or pending), white papers and doctor observational reviews of their experience with the Products in their practices. The information will be provided in both printed and electronic format. As new materials become available, the Company will make them available to the Distributor.

5. Duties of the Distributor.

5.1 Sales Efforts. During the term of this Agreement, the Distributor will use its best efforts to maximize market penetration and sales of the Products in the Territory and, in connection therewith, will perform such duties as may be reasonably required.

5.2 Personnel. The Distributor will maintain knowledgeable personnel to sell the Products and to provide specified instructions to its customers in the use of the Prod- ucts. The Distributor will attend (and will cause its sales representatives to attend), at Distributor’s expense, training sessions relating to the Products or their use at times and schedules mutually agreed upon. The Distributor will be responsible for training of all sub-distributors within the Territory to the satisfaction of the Company.

5.3 Communications. The Distributor will communicate with the Company monthly, or at more frequent intervals if requested by the Company, to inform the Com- pany of its marketing activities, sales history and other information reasonably requested by the Company, to include reports of the market for the products, key customer contacts and prospects, and other information regarding the sales of the Products, in such detail as reasonably requested by the Company, including a rolling forecast as outlined in the Sec- tion 5.8 for each Product. At least two times per year, the Distributor will meet with the Company to discuss projected sales and the Distributor’s promotional and marketing plans for the Products. Such meetings will take place at times and locations to be deter- mined by mutual agreement.

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5.4 Leads. The Distributor will respond promptly to all sales leads and use its best efforts to consummate all sales opportunities.

5.5 Customer Complaints. The Distributor will respond promptly to all customer complaints and report all such complaints to the Company using the Company’s Product Complaint procedures set forth in Schedule C attached hereto.

5.6 Expired Products. The Distributor shall not sell Products beyond their stated expiration date. With the Company’s written consent, Distributor may return products with fewer than three (3) months until expiration to the Company in exchange for like Products with a later expiration date. All returns of products under this Section shall be at Distributors expense.

5.7 Promotion.

(a) The Distributor will implement and observe sales and promotion policies as may be established by mutual agreement.

(b) The Distributor will not alter, remove or modify the Product pro motion materials or labels in any way without the Company’s prior written consent.

(c) Upon termination of this Agreement, the Distributor will transfer the Promotion Materials to the Company.

(d) The Distributor will actively promote and advertise the Products in the Territory using the Company’s name, literature and other support material supplied by the Company (as translated by the Distributor).

5.7 Regulations. The Distributor will advise the Company of the requirements of any rule, regulation or law within the Territory regarding sales or use of the Products, proprietary rights or similar matters, and will comply with all actions reasonably requested by the Company to protect the Company’s patents and other proprietary rights in the Products and to comply with applicable laws.

5.8 Business Plan. The Distributor shall jointly establish with the Company a fifteen (15) day Market Development Period (“Market Development Period”) following the execution of this Agreement, which will include the development of a reasonably detailed Business Plan (“Business Plan”) which will be heretofore attached as Schedule D.

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for the marketing and distribution of the Products, including price strategies and promotional activities. The Distributor will update such Business Plan every six (6) months.

5.9 Exclusivity. Distributor will be granted exclusive Distributor rights as a “Distributor” for Company. Company will not sign any new companies as a Distributor for the Company, without the written permission from Distributor. Company will not be precluded from using it’s own efforts to sell product through its own employed or contracted sales force and or its own On-Line efforts as the manufacture of the products that are included in this Distributor Agreement.

6. Minimum Orders.

Minimum Order Levels. The Distributor and the Company shall, prior to the end of the Market Development period ☐, agree on the minimum order levels (“Minimum Order Levels”) for the next twelve (12) month period on a quarter by quarter basis. The parties will agree to an updated Minimum Order Level for every twelve (12) month period thereafter,. If the parties are unable to agree upon Minimum Order Levels for the succeeding four quarters (on a quarter by quarter basis), the Minimum Order Levels for each quarter shall automatically be established at 120% of the average Minimum Order Levels for the preceding four quarters (or, in the case of the four quarters following the initial four (4) quarters of Minimum Order Levels, the pre- ceding two quarters), If Company is not able to fulfill orders within 30 days from the time an order is received by Company, the Company shall not be able to terminate Exclusivity until Company is able to begin to deliver products within the 30 days from receipt of order. Minimum Order Levels shall be negotiated in good faith while Company is not able to deliver products timely.

6.1 Six Month Purchase Default. In the event that the Distributor fails to order from the Company a dollar amount of Products equal to seventy-five percent (75%) or greater than the Minimum Order Levels for any six month period during the term of this Agreement, the Distributor shall have committed a “Six Month Purchase Default”. In the event that the Distributor fails to cure a Six Month Purchase Default by purchasing during the next succeeding six month period a number of Products such that the amount of purchased Product for the two six month periods exceeds the Minimum Purchase Lev- el for the two six month periods in aggregate, the Company shall be entitled to terminate this Agreement at any time thereafter upon thirty (30) days’ written notice.

6.2 Distributor Purchase – National Exclusivity Company has agreed to sell Distributor for consideration, a National Exclusive distributorship. Exclusivity covers the Entire United States of America. Distributor agrees to pay a sum in U.S. dollars in the amount of $20,000.00 (twenty thousand) payable within 30 days from the execution of the Agreement. Exclusivity will be subject to minimum sales quotas included in this Agreement.

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7. Warranties; Indemnity.

7.1 Limitation of Warranty. Except as otherwise expressly provided herein or in writing by the Company, THE COMPANY MAKES NO WARRANTIES (OTHER THAN THE WARRANTY OF TITLE TO THE PRODUCTS), EXPRESS OR IMPLIED, NOR ANY WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, WITH REGARD TO THE PRODUCTS. The Distributor shall be solely responsible for any representation or warranty which it, its employees, agents or sub-distributors makes regarding the Products which are not authorized by the Company in writing, and the Distributor hereby agrees to indemnify and hold the Company harmless from all loss, costs, claims, damages and suits, including attorneys’ fees, which the Com- pany may incur as a result of any unauthorized representation or warranty made regarding the Products by the Distributor or any of its employees, agents or sub-distributors.

7.2 Limitation of Liability.

THE COMPANY’S LIABILITY FOR DAMAGES TO THE DISTRIBUTOR FOR ANY CAUSE WHATSOEVER, REGARDLESS OF THE FORM OF ANY CLAIM OR ACTION, SHALL NOT EXCEED THE AGGREGATE PRICE PAID BY THE DIS- TRIBUTOR FOR PRODUCTS UNDER THIS AGREEMENT. THE COMPANY SHALL IN NO EVENT BE LIABLE FOR ANY LOSS OF PROFITS OR USE OF THE PRODUCTS, OR FOR ANY SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES ARISING HEREUNDER.

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7.3 Indemnification. The Distributor hereby agrees to indemnify, defend and hold the Company harmless from all loss, costs, claims and expenses, including reason- able attorneys’ fees, arising from or proximately caused by the fault or negligence of the Distributor or its officers, employees or agents or relates to any failure by the Distributor to comply with the terms of this Agreement or any applicable laws or regulations regard- ing the sale of the Products by it. The Company hereby agrees to indemnify, defend and hold the Distributor harmless from all loss, costs, claims and expenses, including reason- able attorneys’ fees arising from or proximately caused by the fault or negligence of the Company or its officers, employees or agents, or relating to any failure by the Company to comply with the terms of this Agreement or any applicable laws or regulations relating to the Products. In no event will the Company be liable to customers or other third par- ties for damages caused by repairs or alterations made to the Products without the Company’s written approval; damages due to deterioration during periods of storage by the Distributor or its customers; or loss of profits or use of the Products or any special, inci- dental or consequential damages in connection with the use or performance of the Prod- ucts.

7.4 Notice; Opportunity to Defend. In the event of any claim for which in- demnification is provided herein, the party claiming a right to indemnification (the “In- demnitee”) shall give prompt written notice of such claim to the other party (the (“In- demnitor”) and shall give authority and full information and assistance (at Indemnitor’s expense) for defense of the same. The Indemnitee shall have the right to employ separate counsel in any such claim or suit and to participate in the defense thereof, but the fees and expenses of the Indemnitee’s separate counsel shall not be borne by the Indemnitor unless the Indemnitor so agrees in writing or the Indemnitor after notice does not assume such defense. The Indemnitor shall not be liable to indemnify the Indemnitee for any settle- ment effected without the Indemnitor’s consent, unless the Indemnitor fails after notice to defend such claim, suit or proceeding.]

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8. Term and Termination.

8.1 Term. This Agreement shall become effective as of April 12, 2017 and shall, unless earlier terminated in accordance with this Agreement, remain in full force and effect for a twelve-month term ending April 11, 2018. Except as provided above, the term of this Agreement will be extended automatically for renewal every year, unless either party notifies the other of its election not to so renew within 60 days before the expiration of the original or renewal term, as the case may be.

8.2 Termination.

(a) If either party shall become insolvent or bankrupt or admit in writ- ing its inability to pay its debt as they mature, or make an assignment for the benefit of its creditors or cease to function as a going concern, the other party shall have the right im- mediately to terminate this Agreement by giving notice of its election to do so.

(b) Either party may terminate this Agreement upon notice to the other party (i) if the other party has committed a material breach of any provision of this Agreement and such breach has remained uncured for thirty (30) days following notif- ication of such breach given to the breaching party, or (ii) if the other party is the subject of an involuntary proceeding in bankruptcy or insolvency and such proceeding is not fi- nally dismissed within forty-five (45) days of its institution.

(c) The Company may terminate the exclusivity section of this Agreement upon notice to the Distributor in accordance with Sections 6.1 or 6.2.

(d) If the Company or the Manufacturers that it represents merges with or is acquired by a third party, or if the Company or its Manufacturers establish an agreement with a multi-national sales organization regarding the distribution of some or all of the Products in the Territory, the Company may terminate this agreement upon ninety (90) days written notice to the Distributor, and the Distributor shall be entitled to compensa- tion set forth below.

9. Effect of Termination.

9.1 During such ninety (90) day notice period referred to in Section 8.2.d, the parties will cooperate in the orderly transition and transfer of the Distributor’s business in connection with the Products to the Company or its designee, including without limitation, the transfer of Distributors business and customer records for the Products.

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9.3 Upon any termination of this Agreement, the Distributor shall promptly give to the Company all data and information relating to the Products and the customers thereof. All inventory will be returned to the Company or at the Company’s request transferred to a new distributor. The Distributor will be reimbursed at invoiced cost, plus shipping and duties for inventory that is in good marketable condition. The Company or its new distributor will examine other non-marketable inventory available for inspection on a date and time established by the Company to determine a depreciated value, if any, the Company will offer.

9.4 No Compensation. Upon termination of this Agreement, neither party shall be liable to the other for any loss of profits or prospective profits of any kind or nature sustained or arising out of such termination or any other compensation of any kind. The termination of this Agreement shall not relieve or release either party from making payments which became due prior to termination or from the confidentiality provisions of this Agreement..]

9.5 Survival. The provisions of Sections 7, 8.3, 8.4, 8.5, 9.1, 9.4, 10.7 and 10.8 of this Agreement shall survive any termination of this Agreement in accordance with their terms..]

9.6 The Company will take over all of the business transactions including service at the time of termination. [.]

10. Proprietary Rights.

10.1 Ownership. The parties acknowledge that the Company, its Manufactur- ers, licensors or suppliers owns all patents, trademarks, copyrights, trade names and ap- plications, registrations and all other intellectual and industrial property rights relating to the Products and the Promotional Materials and any other information provided by the Company hereunder, any translations thereof, whether made by the Distributor or other- wise, and that the Distributor has and shall have no rights thereto or to the use thereof ex- cept as specifically granted by this Agreement.

10.2 Trademark Use. The Distributor will have the royalty free right to pro- mote and sell the Products only under the Company’s or its Manufactures’ trademarks and trade names, which shall remain the exclusive property of the Company or its Manufacturer. The Distributor will not copy or modify the Products nor remove, alter or obscure any patent, copyright, proprietary rights or trademark notices placed on or displayed in connection with the Products. The Distributor agrees to use the Company’s or its Manufacturers’ trademarks only as directed by the Company. The Distributor shall not, and shall not suffer any person or entity to, register the trade names, logos or trade- marks of the Company or its Manufacturers in any jurisdiction or use any mark which is similar to any trade name, logo or trademark of the Company or its Manufacturers.

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10.3 Infringement. The Distributor agrees immediately to notify the Company of any infringement of any intellectual property rights of the Company or any claim that the Products infringe the proprietary rights of a third party.

10.4 Confidentiality. The Distributor acknowledges that the Products have been developed and obtained by the Company at great expense and contains information and processes proprietary to the Company and trade secrets of the Company and, in general, constitute proprietary information of the Company. The Distributor agrees not to disclose or divulge to any third person (including any sub-distributor) any such informa- tion without the prior written consent of the Company unless such information is (1) information which the Distributor possesses at the time of receipt of such information, (2) information which becomes known to public other than disclosure by the Distributor, and (3) information which the Distributor receives from third parties, which information shall be excluded from the confidential information hereunder. All written information relating to the Product (other than promotional materials and documentation provided hereunder and intended for use by customers of the Distributor) or designated as confidential by the Company and provided to the Distributor including, but not limited to, the terms of this Agreement, sales and financial data, customer information, manufacturing processes and specifications for the Products, shall be confidential information of the Company and the Distributor shall not use (other than in the performance of its obligations hereunder) or disclose such information to any third party, other than employees of the Distributor with a need to know such information and who are bound to maintain the confidentiality of such information, without the prior written approval of the Company. All such information, know-how and trade secrets shall remain the sole property of the Company. The parties agree that the foregoing agreements and restrictions contained in this paragraph shall survive termination or expiration of this Agreement and, in the event of the Distrib- utor’s breach of any of the foregoing provisions, the Company shall be entitled to equi- table and injunctive relief against the Distributor in addition to other remedies available pursuant to this Agreement or applicable law.

10.5 Non-Circumvent. During the term of this Agreement and for three (3) years following the termination of this Agreement, the Distributor agrees that it will not pursue a direct relationship with the Company’s Manufacturers, licensees or suppliers. The distributor also agrees that it will not have any conversations with the Company’s Manufacturers, licensees or suppliers for any purpose other than to fulfill the Distributor’s obligations under this Agreement. This Section 9.5 extends to any of the Distributor’s employees and sub-distributors.

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11. General.

11.1 Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed an original but all of which shall constitute one and the same instrument.

11.2 No Waiver. The failure of either party to enforce at any time any of the provisions hereof shall not be a waiver of that party’s right thereafter to enforce any such provisions or to enforce any other provisions of this Agreement.

11.3 Authority. Each party hereto warrants and represents to the other that it is legally free to enter into this Agreement and that the execution of this Agreement is duly authorized.

11.4 Severability. In the event any provision or term of this Agreement shall be held by a court to be illegal or unenforceable, all of the other terms and provisions hereof shall remain in full force and effect unless the term or provision so held to be illegal or unenforceable is also held to be a material part of this Agreement such that the parties herein would not have entered into this Agreement.

11.5 Relationship. The relationship created between the parties hereto is that of independent contractors and supplier and distributor, and neither party nor any of its em ployees, sub-distributors, customers, nor agents shall be deemed to be representatives, agents, or employees of the other parties for any purpose whatsoever, nor shall they or any of them have any authority or right to assume or create any obligation of any kind or nature, express or implied, on behalf of the other party.

11.6 Compliance with Laws. Distributor shall comply with and obey all laws, rules, regulations, judgments, treaties and other official pronouncements in the Territory and any other jurisdiction with respect to the distribution and sale of the Products in the Territory. Distributor shall not export or import the Product from any jurisdiction without first obtaining all necessary export or import permits, clearances or other documentation. At Distributor’s request and expense, the Company shall render reasonable assistance in the application for such permits, clearances and other documentation.

11.7 Disputes. All disputes, controversies or differences which may arise be- tween the parties out of or in relation or in connection with this Agreement or the breach thereof shall be finally settled by binding arbitration conducted in Colorado in accordance with the then existing Rules of the American Arbitration Association or other rules mutually acceptable to the parties. Judgment upon the award by the arbitrators may be entered in any court having jurisdiction thereof.

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11.8 Choice of Law. This Agreement shall be construed and determined in accordance-with the laws of the State of California without regard to its choice of law principles. The parties expressly exclude application of the United Nations Convention for the International Sale of Goods to any transaction hereunder.

11.9 Force Majeure. Neither party shall be liable to the other party for any loss, injury, delay, damage or other casualties suffered or incurred by such other party due to strikes, riots, storms, fires, acts of God, war or any other cause beyond the reasonable control of either party, except for the payment of any money which may be due pursuant to the terms of this Agreement.

11.10 Assignment. Neither this Agreement nor any of the rights, interests or obligations of the Distributor under this Agreement shall be assigned, delegated or sub- contracted without the prior written consent of the Company. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their permitted successors and assigns. In the event that the Company is purchased this agreement shall remain in effect. The buyer of the Company shall have the right to make a reasonable offer to buy out rights of the Distributor. The Distributor shall not reject a reasonable offer.

11.11 Entire Agreement. This Agreement constitutes the entire agreement of the parties with respect to the subject matter hereof and supersedes all prior negotiations, understandings and agreements between the parties regarding the subject matter of this Agreement. This Agreement may not be amended except by written agreement executed by the parties.

11.12 Descriptive Headings. The descriptive headings contained in this Agreement are for convenience only and are not to be used in the construction or interpretation of this Agreement.

Signed, sealed and delivered by a duly authorized representative of each party hereto as of the date below written.

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Company Camino Products, LLC		Distributor Carepoint Nutrients, LLC

By:	/s/ Mark Kappico	By:	/s/ Richard C. Weiner

Name:	Mark Kappico	Name	Richard C. Weiner

Title:	Managing Partner	Title:	CEO

Date:	May 5, 2017	Date:	May 5, 2017

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